Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Las Vegas Sands Corp. of our report dated February 28, 2008, except as it relates to (i) the disclosures under the heading “Development Financing Strategy Update and Going Concern” in Note 1, (ii) the effects of the change in reportable segments discussed in Note 15 and (iii) the change in guarantor subsidiaries discussed in Note 16, as to which the date is November 5, 2008, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated November 6, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Las Vegas, Nevada
November 5, 2008